Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

New Covenant Funds:

We consent to the use of our report dated August 27, 2013 with respect to the financial statements of the New Covenant Funds, comprised of the New Covenant Growth Fund, New Covenant Income Fund, New Covenant Balanced Growth Fund, and New Covenant Balanced Income Fund as of June 30, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 28, 2013